EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     On April 24, 2002, the Board of Directors of Factory 2-U Stores, Inc. (the "Company"), upon recommendation of its Audit Committee, decided not to renew the engagement of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants for the fiscal year ended February 1, 2003 and authorized the engagement of Ernst & Young LLP to serve as the Company's independent public accountants. For additional information, see the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 1, 2002 and May 8, 2002.

     After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Company's registration statements on Form S-3 (Nos. 333-105011 and 333-108809) and registration statements on Form S-8 (Nos. 333-76011, 333-89267, 333-94123 and 333-40682) of which this Exhibit is a part and the related prospectus (the "Registration Statement") of Arthur Andersen's audit report with respect to the Company's financial statements as of February 2, 2002. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in the Company's securities pursuant to the Registration Statement, Arthur Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.